Exhibit 5.1

[McKenna Long & Aldridge LLP Letterhead]

August 5, 2004

Corautus Genetics Inc.

75 Fifth Street, Suite 313

Atlanta, Georgia 30308

Re:	Corautus Genetics Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Corautus Genetics Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission on behalf of certain stockholders of the Company named in the Registration Statement (“Selling Stockholders”). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 2,528,031 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company. The Shares represent 1,984,861 shares of Common Stock currently outstanding and 543,170 shares of Common Stock issuable upon exercise of outstanding warrants (“Warrants”).

The opinion hereinafter set forth is given at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. The only opinion rendered consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no other opinion is implied or to be inferred beyond the matters expressly stated. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Certificate of Incorporation and Bylaws of the Company, as amended, the record of corporate proceedings, the Subscription Agreements, by and between the Company and certain purchasers named therein, dated May 10, 2004, the Common Stock and Warrant Purchase Agreement, by and among the Company and certain purchasers named therein, dated July 7, 2004, and the Warrants. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due

Corautus Genetics Inc.

August 5, 2004

execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to various factual matters that are material to our Opinion, we have relied upon: (i) the factual statements set forth in a certificate of an officer of the Company; (ii) the actions by the Board of Directors of the Company, dated July 11, 2003, May 7, 2004, July 1, 2004 and July 7, 2004; (iii) the action by the Company’s stockholders, dated May 7, 2004; and (iv) originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

We do not herein express any opinion concerning any matter respecting or affected by any laws other than the Delaware General Corporation Law that is now in effect. The Opinion hereinafter set forth is based upon the Delaware General Corporation Law and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such law or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)	the Shares, whether currently outstanding or when issued upon exercise of the Warrants in accordance with their respective terms thereof, and with respect to the Warrants, against payment in full of the exercise price therefor, either are or will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” set forth in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ McKenna Long & Aldridge LLP